Exhibit 99.1

Novatel Wireless Appoints High-Tech Industry Veteran Russell C. Gerns to Board of Directors

SAN DIEGO – September 3, 2009 – Novatel Wireless Inc., (Nasdaq: NVTL) a leading provider of wireless broadband solutions, today announced that its board of directors has appointed Russell C. Gerns to the board effective September 1, 2009.

“We are honored to welcome Russell C. Gerns as a member of our board of directors,” said Peter Leparulo, chief executive officer for Novatel Wireless. “Russell’s extensive operational and finance experience with a variety of technology and other companies will make him a valuable addition to our board.”

Mr. Gerns brings to Novatel Wireless more than twenty five years of operational and finance experience having participated in the founding and dramatic growth of numerous high-tech companies which played a significant role in the computer industry, including Scientific Data Systems (later Xerox Data Systems), a computer company which was at the vanguard in adoption of integrated circuits and silicon transistors for large workload-focused machines; Computer Machinery Corporation, Cipher Data Products, a developer of high capacity drive systems and related electronic storage devices; and Rexon, Inc. (later Legacy Storage Systems), a manufacturer of small business computer systems which played a significant role in the development of data storage products.

Mr. Gerns is a member of the Board of Advisors of the UCLA Anderson School of Management Center for Entrepreneurial Studies, a member of the Board of Directors of the California Council on Economic Education, and has taught as a professor of business management at Pepperdine University. Mr. Gerns is a graduate of the University of California, Los Angeles.

Novatel Wireless Appoints Russell C. Gerns to Board of Directors	Page 2 of 2

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is a leader in the design and development of innovative wireless broadband access solutions based on 3G and 4G WCDMA (HSPA & UMTS), CDMA and GSM technologies. Novatel Wireless’ USB modems, embedded modules, Intelligent Mobile Hotspot products and software enable high-speed wireless Internet access on leading wireless data networks. The Company delivers specialized wireless solutions to carriers, distributors, OEMs and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.novatelwireless.com. (NVTLG)

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements contained herein. These factors include risks relating to technological changes, new product introductions, continued acceptance of Novatel Wireless’ products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless’ filings with the United States Securities and Exchange Commission (available at www.sec.gov) and other regulatory agencies.

(C) 2009 Novatel Wireless. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

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Contacts: Julie Cunningham, Investor Relations Novatel Wireless (858) 431-3711 ir@nvtl.com	Patty Z. Goodwin, Public Relations Novatel Wireless (858) 431-3726 pr@nvtl.com